                                                                      Exhibit 11

                 MINORPLANET SYSTEMS USA, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                        (in thousands, except per share)

                                                         Year ended       Eight months
                                                         August 31,      ended August 31,       Year ended December 31,
                                                            2002              2002                2001           2000
                                                         ----------      ----------------         ----           ----
Net (loss) income applicable to common stockholders:
      Net (loss) income                                  $   (16,020)    $         (9,778)     $   34,811     $  (20,545)

Weighted average number of shares outstanding:
      Weighted average number of shares outstanding,
         net of treasury shares    Basic EPS                  48,349               48,233          27,928          5,058
       Additional weighted average shares for
        assumed exercise of stock options, net
        of shares assumed to be repurchased with
        exercise proceeds                                          -                    -               -              -
                                                         -----------     ----------------      ----------     ----------
Weighted average number of shares outstanding,
        net of treasury shares Diluted EPS                    48,349               48,233          27,928          5,058
                                                         ===========     ================      ==========     ==========
Net (loss) income per common share applicable to
       common stockholders:

       Basic and diluted EPS                             $     (0.33)    $          (0.20)     $     1.25     $    (4.06)
                                                         ===========     ================      ==========     ==========

     During the above mentioned periods, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but which were excluded from the computation of diluted net income (loss) per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following:

                                                       Year ended       Eight months
                                                       August 31,      ended August 31,      Year ended December 31,
                                                          2003              2002               2001           2000
                                                       ----------      ----------------        ----           ----
Outstanding stock options                                1,629,664          2,578,424         3,806,589       331,684
Weighted average exercise price of stock options      $       1.41        $      1.59       $      1.59    $     1.38

Outstanding warrants to purchase common stock              465,750            166,510           165,750     1,165,750
Weighted average exercise price of warrants           $      18.07        $     47.51       $     47.71    $    73.69